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                                  EXHIBIT 11.1

STECK-VAUGHN PUBLISHING CORPORATION
         CALCULATION OF PRIMARY EARNINGS PER SHARE

(amounts in thousands, except per share amounts)

                                                                                  1996           1995             1994
                                                                                ----------------------------------------
Net Income                                                                      $ 3,170        $  6,847         $  6,564
------------------------------------------------------------------------        ----------------------------------------

Common Stock:
------------------------------------------------------------------------
   Shares outstanding from beginning of period                                   14,318          14,338           14,568
   Pro rata shares:
      Shares issued, weighted for period outstanding                                 10               1               --
      Assumed exercise of stock options, using the treasury stock method             92              33               --
      Purchase of treasury shares, weighted for period held                          --             (21)             (51)
                                                                                ----------------------------------------
   Weighted average number of shares outstanding                                 14,420          14,351           14,517
                                                                                ----------------------------------------

Primary Earnings Per Share                                                      $   .22        $    .48         $    .45
------------------------------------------------------------------------        ----------------------------------------



Primary and fully diluted earnings per share are the same for all years presented.